                                                                    EXHIBIT 23.1

                             [KPMG LLP Letterhead]


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American West Holdings Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of America West Holdings Corporation of our report dated March 29, 2000, relating to the consolidated balance sheets of American West Holdings Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999, and the related consolidation financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of America West Holdings Corporation.

                                                         /s/KPMG LLP

Phoenix, Arizona
June 26, 2000

                                       12